Exhibit 10.28

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made by and between THE PEP BOYS-MANNY, MOE & JACK, a Pennsylvania corporation (the "Corporation"), and George Babich, Jr. (the "Executive"), dated as of the 28th day of February, 2003.
W I T N E S S E T H :

WHEREAS, the Executive is currently employed by the Corporation and the Corporation desires to continue to retain the services of the Executive by entering into this Employment Agreement on the terms and conditions as set forth herein (the "Agreement"). This Agreement shall be in addition to and shall not supercede the Agreement between the Corporation and the Employee, dated as of March 28, 2000 (the "Change of Control Agreement"), which Change of Control Agreement shall continue in effect under the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the representations, warranties and mutual covenants set forth herein, the parties agree as follows:

1. Employment Period; Effectiveness. The Corporation hereby agrees to continue the Executive in its employ, for the period commencing on the Effective Date (as defined herein) and ending on the earlier to occur of (i) the second anniversary of the Effective Date or (ii) the date of a Change of Control under the Change of Control Agreement (the "Employment Period"). This Agreement shall only become effective upon the earlier of the date (the "Effective Date") of retirement of the current Chairman and Chief Executive Officer of the Corporation or appointment of his successor, as contemplated by the letter agreement, dated December 10, 2002.

2. Position and Duties.

(a) As of the date hereof, the Executive is employed as President and Chief Financial Officer of the Corporation and shall perform the duties and services incident to such positions and such other reasonably related duties as may be assigned to him from time to time. During the Employment Period, the Executive shall report directly to and take direction from the Chief Executive Officer of the Corporation. The majority of Executive's services shall be performed at the Corporation's main headquarters in Philadelphia Pennsylvania or at an office or location no more than twenty (20) miles from Philadelphia.

(b) Excluding periods of vacation, sick leave and disability to which the Executive is entitled, the Executive agrees to devote his full time, attention and energy to the business of the Corporation and to use his reasonable best efforts to perform faithfully and efficiently such responsibilities. Executive shall not, without the prior written consent of the Corporation, actively engage in any other business or business activity during the Employment Period. The Executive may, however, (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities hereunder. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Corporation.

3. Compensation.

(a) Base Salary. During the Employment Period, as consideration for services rendered, the Corporation shall pay to the Executive a base salary at an annual rate at least equal to $500,000 ("Base Salary") payable over the calendar year at the regular pay periods of the Corporation. During the Employment Period, Base Salary shall be reviewed by the Board (or the Compensation Committee thereof) at least annually and may be increased, but not decreased, at any time and from time to time as shall be determined by the Board (or the Compensation Committee) in its sole discretion. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Executive's Base Salary shall not be reduced after any such increase.

(b) Executive Incentive Bonus Plan. During the Employment Period, the Executive shall be eligible to earn an annual bonus (a "Bonus") under the Corporation's Executive Incentive Bonus Plan (the "Bonus Plan") based on Executive's target percentage of Base Salary established pursuant to the Bonus Plan.

(c) Employee Benefit Plans. In addition to the Base Salary and Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive programs, savings, pension and retirement plans and programs applicable to other similar key executives, and to receive such automobile allowance as is provided to such other key executives.

(d) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under each welfare benefit plan of the Corporation, including, without limitation, all medical, prescription, dental, disability, salary continuance, life, accidental death and travel accident insurance plan and programs of the Corporation and its affiliated companies.

(e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement, in accordance with the general expense reimbursement policy of the Corporation for all reasonable expenses incurred by the Executive in the performance of his duties hereunder.

(f) Vacation. During the Employment Period, the Executive shall be entitled to four weeks per calendar year of paid vacation.

4. Termination. This Agreement shall terminate under the following circumstances:

(a) Death or Disability. This Agreement shall terminate automatically upon the Executive's death. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for (i) a continuous period of at least 90 days, or
(ii) periods aggregating at least 120 days during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the "Disability") and Corporation, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician selected by Corporation in good faith, whose determination shall be final and binding on the parties. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician. Notwithstanding the foregoing, the Corporation may conclusively determine Executive to be disabled and terminate the Employment Period on account of Disability at any time after Executive has commenced receiving benefits under the Corporation's Long Term Disability Salary Continuation Plan.

(b) With or Without Cause. The Corporation may terminate the Executive's employment with or without "Cause." For purposes of this Agreement, "Cause" means (i) the continued failure of Executive to perform substantially his duties with the Corporation (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Corporation or delivering a Notice of Termination for Good Reason to the Corporation); (ii) any material act by Executive of illegality, dishonesty or fraud in connection with the Executive's employment; (iii) the willful engaging by Executive in gross misconduct which is demonstrably and materially injurious to the Corporation or its affiliates; (iv) Executive's conviction of or pleading guilty or no contest to a felony; or (v) a violation of Section 7.
For purpose of this paragraph (b), no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Corporation or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Corporation or upon the instructions of the Corporation's chief executive officer or another officer of the Corporation senior to Executive shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Corporation. Cause shall not exist unless and until the Corporation has delivered to Executive, along with the Notice of Termination for Cause, a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board an event set forth in clauses(i) - (v) above has occurred and specifying the particulars thereof in detail. The Board must notify Executive of any event constituting Cause within ninety (90) days following the Board's knowledge of its existence or such event shall not constitute Cause under this Agreement.

(c) With or Without Good Reason. The Executive's employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, "Good Reason" means:

(i) any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive's position, duties, responsibilities or status as President of the Corporation (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon (A) a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Corporation no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (c).

(ii) a material and adverse change in Executive's title or office as President of the Corporation, other than an insubstantial and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by Executive;

(iii) any failure by the Corporation to comply with any of the provisions of
Section 3 of this Agreement; or

(iv) the Corporation requiring the Executive to be based at any office or location other than that described in Section 2(a) hereof, except for travel required in the performance of the Executive's responsibilities which shall be no more extensive than the customary travel requirements of Executive have been heretofore;
provided, however, that a termination by Executive for Good Reason shall be effective only if, within 30 days following the delivery of a Notice of Termination for Good Reason by Executive to the Corporation, the Corporation has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of the Executive.

(d) Notice of Termination. Any termination by the Corporation with or without Cause or by the Executive with or without Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with
Section 10(d) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
(iii) if the termination date is other than the date of receipt of such notice specifies the proposed termination date.

(e) Expiration of the Employment Period. This Agreement shall terminate upon the expiration of the Employment Period as set forth in Section 1.

(f) Certain Modifications. Notwithstanding anything to the contrary contained in this Section 4 or in any other Section of this Agreement, Good Reason shall not be deemed to occur, and the Corporation shall not be deemed in violation of any provision of this Agreement, upon (i) any change in duties or responsibilities that is a result of a modification of the organizational structure of the Corporation, or (ii) the modification or deletion of Executive's title and office of Chief Financial Officer of the Corporation.

5. Obligations of the Corporation Upon Termination.

(a) Death. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate and the Corporation shall pay the Executive's estate his Base Salary through the date of termination at the rate in effect at the time of death and any other benefits (including death benefits) to which Executive is entitled to hereunder at the date of the Executive's death and shall have no further obligations to the Executive under this Agreement.

(b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, this Agreement shall terminate and the Corporation shall pay the Executive his Base Salary through the date of termination at the rate in effect at the time of Disability and any other benefits (including Disability benefits) to which Executive is entitled to hereunder at the date of the termination and shall have no further obligations to the Executive under this Agreement.

(c) With Cause, Without Good Reason or Expiration of Employment Period. If the Executive's employment shall be terminated (i) by the Corporation with Cause,
(ii) by Executive without Good Reason or (iii) on account of the expiration of the Employment Period, the Corporation shall pay the Executive his Base Salary through the date of termination at the rate in effect at the time Notice of Termination is given and shall have no further obligations to the Executive under this Agreement.

(d) Without Cause or With Good Reason. If, during the Employment Period, Executive's employment shall be terminated (i) by the Corporation without Cause, or (ii) by Executive for Good Reason, the Corporation shall pay to the Executive in a lump sum in cash within ten (10) days after the date of termination the aggregate of the following amounts, with respect to which Executive shall have no duty of mitigation:

(A) to the extent not theretofore paid, the Executive's Base Salary through the date of termination at the rate in effect on the date of termination plus any Bonus amounts which have become payable and any vacation pay for unused vacation through the date of termination in the Fiscal Year which includes the date of termination; and

(B) a pro rata portion of Executive's Bonus for the Fiscal Year in which the date of termination occurs equal to the product of (i) Executive's Target bonus amount under the Bonus Plan for the Fiscal Year which includes the date of termination or, if no target has been set with respect to Executive for such Fiscal Year, the Target bonus amount for the immediately preceding Fiscal Year (in either case, based on Executive's target percentage of Base Salary established pursuant to the Bonus Plan) (the "Target Bonus"), multiplied by
(ii) a fraction, the numerator of which is the number of days in the Fiscal Year in which the date of termination, occurs through the date of termination and the denominator of which is three hundred sixty-five (365).

In addition, upon a termination of Executive in accordance with this Section 5d, the Corporation shall pay to Executive an amount equal to the aggregate of two times Executive's Base Salary and Target Bonus, payable over the two-year period following such termination in equal installments at the regular pay periods of the Corporation.

Upon a termination of Executive in accordance with this Section 5(d), the Corporation shall continue to provide welfare benefits to the Executive and his family during the remainder of the Employment Period at least equal to those which would have been provided to them in accordance with the plans, programs and policies described in Section 3(d) in this Agreement if the Executive's employment had continued through the Employment Period. To the extent that the benefits provided for in this Section 5(d) are not permissible after termination of employment under the terms of the benefit plans of the Corporation then in effect the Corporation shall pay to the Executive in a lump sum in cash within thirty (30) days after the date of termination an amount equal to the cost to the Executive of acquiring on a non-group basis those benefits lost to the Executive and/or the Executive's family as a result of the Executive's termination.

In addition, upon a termination of Executive in accordance with this
Section 5(d), and not withstanding any other provisions of this Agreement or any other agreement, all non-vested stock options, and any other non-vested stock or stock-based awards held by Executive, shall immediately become fully vested, non-forfeitable and exercisable at any time on the sooner of (i) their expiration or (ii) the last day of the month which is within the period ending twenty-four calendar months after the date of termination of employment. All payments and benefits to be provided to this Section 5(d) shall be subject to the Executive's (x) compliance with the restrictions of Sections 7 and 8(a) herein and (y) execution of a general release and waiver of claims against the Corporation in the form to be determined by the Corporation at the time of termination.

6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Corporation or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the date on which the Executive's employment is terminated shall be payable in accordance with such plan or program. Anything herein to the contrary notwithstanding, if the Executive becomes entitled to payments pursuant to Section 5(d) hereof, Executive agrees to waive payments under any severance plan or program of the Corporation.

7. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Corporation or any of its affiliated companies and which shall not be public knowledge. The Executive shall not, without the prior written consent of the Corporation, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it.

8. Covenant Against Competition.

(a) After termination of the Executive's employment with the Corporation for any reason, the Executive shall not, for the greater of (i) two years from the Effective Date or (ii) in the event of a termination by the Executive for Good Reason or by the Corporation without Cause, the remainder of the Employment Period, directly or indirectly induce or attempt to influence any employee of the Corporation to terminate his employment with the Corporation and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the United States of America, which is involved in business activities which are the same as, similar to or in competition with business activities carried on by the Corporation, or being definitely planned by the Corporation, at the time of the termination of the Executive's employment. However, nothing contained in this Section 8(a) shall prevent the Executive from holding for investment no more than two percent (2%) of any class or equity securities of a company whose securities are traded on a national securities exchange.

(b) Executive acknowledges that the restrictions contained in Section 7 and 8(a), in view of the nature of the business in which the Corporation is engaged, are reasonable and necessary in order to protect the legitimate interests of the Corporation, and that any violation thereof would result in irreparable injuries to the Corporation, and the Executive therefore acknowledges that, in the event of his violation of any of these restrictions, the Corporation shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled.

(c) If the Executive violates any of the restrictions contained in the foregoing Section 8(a), the restrictive period shall be extended from the time of the commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of the Corporation.

9. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

(c) Subject to the expiration of this Agreement upon an event that constitutes a Change of Control under the Change of Control Agreement, the Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state courts located in Philadelphia, Pennsylvania.

(b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

George Babich, Jr.
Three Woodford Lane
Malverne, PA 19355

If to the Corporation:

The Pep Boys - Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention:  Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e) The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(f) The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) This Agreement contains the entire understanding of the Corporation and the Executive with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.



                                            /s/ George Babich, Jr.
                                            ---------------------
                                            George Babich, Jr.



                                            /s/ Bernard J. Korman
                                            --------------------------------
                                            THE PEP BOYS - MANNY, MOE & JACK